Exhibit 4.1

SUPPLEMENTAL INDENTURE NO. 10

This Supplemental Indenture No. 10 (“Supplemental Indenture”), dated as of October 4, 2007, is between Bausch & Lomb Incorporated (the “Company”) and Citibank, N.A., as trustee (the “Trustee”), and amends the Indenture, dated as of September 1, 1991, between the Company and the Trustee, as amended by Supplemental Indenture No. 1, dated May 13, 1998, Supplemental Indenture No. 2, dated July 29, 1998, Supplemental Indenture No. 3, dated November 21, 2002, Supplemental Indenture No. 4, dated August 1, 2003, Supplemental Indenture No. 5, dated as of August 4, 2003, Supplemental Indenture No. 6, dated as of December 20, 2004, Supplemental Indenture No. 7, dated June 6, 2006, Amended and Restated Supplemental Indenture No. 8, effective as of November 8, 2006, and Amended and Restated Supplemental Indenture No. 9, effective as of February 7, 2007 (as so amended, the “Indenture”), with respect to the following series of Securities issued under the Indenture:

6.95% Notes due 2007

5.90% Notes due 2008

6.56% Medium-Term Notes due 2026

7.125% Debentures due 2028

The foregoing Securities are referred to herein as the “Affected Securities.” Capitalized terms used in this Supplemental Indenture and not defined are used with the meanings given to such terms in the Indenture.

WHEREAS, the Company has solicited the consent of the Holders of the Affected Securities to certain amendments to the Indenture pursuant to that certain Offer to Purchase and Consent Solicitation Statement for the Affected Securities dated September 19, 2007 (the “Offer to Purchase”); and

WHEREAS, the Company has received written consents of the Holders of not less than a majority in principal amount of each series of the Affected Securities to the amendments to the Indenture set forth in this Supplemental Indenture; and

WHEREAS, all other things necessary in order to execute and deliver this Supplemental Indenture and effect the amendments set forth herein have been obtained;

NOW, THEREFORE, in order to amend the terms of the Indenture with respect to all outstanding Securities of each series of the Affected Securities, in consideration of the premises, it is mutually agreed by the Company and the Trustee, for the equal and ratable benefit of all Holders of the Affected Securities, as follows:

ARTICLE ONE

DEFINITION

Section 1.1 Definition. When used herein, “Tender Offer Completion Event” shall mean such time as each of the following events shall have occurred: the Company shall have (a) accepted for payment all Affected Series validly tendered and not validly withdrawn in accordance with the terms and conditions set forth in the Offer to Purchase and the related Letter of Transmittal and Consent dated September 19, 2007 and (b) paid to the depositary (as specified in the Offer to Purchase) a sum sufficient to satisfy the Company's obligation to pay to each Holder of the Affected Securities that has tendered its Affected Securities pursuant to the relevant tender offer the applicable purchase price, or to the extent applicable, the applicable purchase price less the applicable consent payment, for any Affected Securities accepted pursuant to the relevant tender offer.

ARTICLE TWO

AMENDMENTS TO INDENTURE

Section 2.1 Deleted Definitions. Upon the occurrence of the Tender Offer Completion Event, but only insofar as applicable to the Affected Securities, Section 101 of the Indenture shall, without further action by any party hereto, be amended by deleting the definition of each term that is used in the Indenture only in the Sections or Subsections thereof that are deleted or revised pursuant to Section 2.2 hereof.

Section 2.2 Amended Provisions. Upon the occurrence of the Tender Offer Completion Event, but only insofar as applicable to the Affected Securities, the text of each of the following Sections or Subsections of the Indenture shall, without further action by any party hereto, be amended as follows:

(a)          Section 501 of the Indenture shall be amended to state, in its entirety, the following:

“Section 501.	Events of Default.

“Event of Default”, wherever used herein with respect to Securities of any series, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)          default in the payment of any interest upon any Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days; or

(2)          default in the payment of the principal of (or premium, if any, on) any Security of that series at its Maturity; or

(3)          default in the deposit of any sinking fund payment, when and as due by the terms of a Security of that series; or

(4)	[Intentionally Omitted.]
(5)	[Intentionally Omitted.]

(6)          the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any

2

applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(7)          the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action; or

(8)          any other Event of Default provided with respect to Securities of that series.”

(b)          Consolidation, Merger, Conveyance, Transfer or Lease. The text of Sections 803 and 805 (other than, in each case, the Section numbering and caption) of the Indenture shall be deleted in their entirety and replaced with the words “[Intentionally Omitted]”.

(c)          Covenants. The text of Sections 1005, 1006, 1007, 1008, 1009 and 1010 (other than, in each case, the Section numbering and caption) of the Indenture shall be deleted in their entirety and replaced with the words “[Intentionally Omitted]”.

(d)          Conditions of Defeasance. Section 1304 of the Indenture shall be amended to state, in its entirety, the following:

“Section 1304.	Conditions of Defeasance.

The following shall be the conditions to application of either Section 1302 or Section 1303 to the Outstanding Securities of such series:

(1)          the Company shall irrevocably have deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of Section 609 who shall agree to comply with the provisions of this Article Thirteen applicable to it) as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of such Securities, (A) money in an amount, or (B) U.S. Government

3

Obligations which through the scheduled payment of principal and interest, if any, in respect thereof in accordance with their terms will provide, not later than one Business Day before the due date of any payment, money in an amount, or (C) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee (or other qualifying trustee) to pay and discharge, (i) the principal of (and premium, if any, on) and each installment of principal of (and premium, if any) and interest, if any, on the Outstanding Securities of such series on the Stated Maturity of such principal or installment of principal or interest and (ii) any mandatory sinking fund payments or analogous payments applicable to the Outstanding Securities of such series on the day on which such payments are due and payable in accordance with the terms of this Indenture and of such Securities. For this purpose, “U.S. Government Obligations” means securities that are (x) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended) as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

(2)	[Intentionally Omitted.]

(3)          Such defeasance or covenant defeasance shall not cause the Trustee for the Securities of such series to have a conflicting interest as defined in Section 608 and for purposes of the Trust Indenture Act with respect to any securities of the Company.

(4)          Such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, this Indenture.

(5)	[Intentionally Omitted.]
(6)	[Intentionally Omitted.]
(7)	[Intentionally Omitted.]

 (8)                    Such defeasance or covenant defeasance shall be effected in compliance with any additional terms, conditions or limitations which may be imposed on the Company in connection therewith pursuant to Section 301.

 (9)                    The Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to either the

4

defeasance under Section 1302 or the covenant defeasance under Section 1303 (as the case may be) have been complied with.”

ARTICLE THREE

MISCELLANEOUS

Section 3.1 Execution as Supplemental Indenture. This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Supplemental Indenture forms a part thereof.

Section 3.2 Ratification and Incorporation of Indenture. As supplemented hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 3.3 Recitals by the Company. The recitals in this Supplemental Indenture are made by the Company only and not by the Trustee, and all of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Affected Securities and of this Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 3.4 Executed in Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

Section 3.5 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CHOICE OF LAW PRINCIPLES THEREOF.

Section 3.6 Trust Indenture Act to Control. If and to the extent that any provision of this Supplemental Indenture limits, qualifies, or conflicts with another provision included in the Indenture or in this Supplemental Indenture which is required to be included in or is or is deemed to be applicable to this Supplemental Indenture by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939, as amended, such required or other applicable provision shall control.

5

IN WITNESS WHEREOF, each party hereto has caused this Supplemental Indenture to be duly executed as of the date first written above.

BAUSCH & LOMB INCORPORATED

By:	/s/ EFRAIN RIVERA
Name:	Efrain Rivera
Title:	Senior Vice President and Chief Financial Officer

Attest:

/s/ Jean F. Geisel

Name:  Jean F. Geisel

Title:	Secretary
CITIBANK, N.A., as Trustee

By:	/s/John J. Byrnes
Name:	John J. Byrnes
Title:	Vice President

Attest:

/s/ Wafaa Orfy

Name: Wafaa Orfy

Title:	Vice President

6